UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

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Preliminary information statement

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Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

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Definitive information statement

ADVISORONE FUNDS
(Name of Registrant as Specified in Its Charter)

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No Fee required.

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Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)

Title of each class of securities to which transaction applies:  _____

(2)

Aggregate number of securities to which transaction applies:  _____

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):  _______________________________________

(4)

Proposed maximum aggregate value of transaction:  _______________

(5)

Total fee paid: _____________________________________________

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Fee paid previously with preliminary materials.

 Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid: ___________________________________________

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

THE ENCLOSED DOCUMENT IS PURELY FOR INFORMATIONAL PURPOSES.
YOU ARE NOT BEING ASKED TO VOTE OR TAKE ACTION ON ANY MATTER.

I.

BACKGROUND

Effective January 1, 2007, Lee Munder Capital Group (“LMCG”) was replaced as sub- advisor to the Dunham Real Estate Stock Fund (the “Fund”) , a series of the AdvisorOne Funds, a Delaware statutory trust (“Trust”).  To replace LMCG, the Trust’s Board of Trustees has approved Ten Asset Management, Inc. (“Ten Asset” or the “Sub-Advisor”) as the new sub-advisor to the Fund pursuant to a new  sub-advisory agreement by and among the Sub-Advisor, Dunham & Associates Investment Counsel, Inc. (the “Advisor”) and the Trust (the “New Agreement”).  The New Agreement is substantially similar to the prior investment advisory agreement with LMCG (the “Prior Agreement”) except for the dates of execution and termination.

Ten Asset is a registered investment advisor, founded in 2004. As of October 31, 2006, the Sub-Advisor advised accounts having assets of approximately $391 million.  Ten Asset’s main office is located at 171 Saxony Road Suite 105, Encinitas, CA 92024.

Pursuant to an order granted to the Trust by the Securities and Exchange Commission (“SEC”) dated September 26, 2006 , the Trust is permitted to appoint sub-advisors and approve sub-advisory agreements for the Fund, without the approval of the Fund’s shareholders ..  Under the conditions of the order, the Trustees must provide notice to shareholders within 90 days of appointing a new sub-advisor or implementing any material change in a sub-advisory agreement.  This Information Statement is being supplied to shareholders to fulfill the notice requirement and will be mailed on or about February___ 2007 to the Fund’s shareholders of record as of February  __, 2007 (the “Record Date”).

As of the Record Date, there were issued and outstanding, ________________, _________, and ___________ shares of the Dunham Real Estate Stock Fund’s A, C, and N classes, respectively.

II.

INFORMATION CONCERNING NEW SUBADVISORY AGREEMENT BETWEEN THE ADVISOR AND TEN ASSET MANAGEMENT, INC. WITH RESPECT TO THE FUND.

On December 19, 2006, the Board of Trustees held an in-person meeting (“the Meeting”) and considered the selection of a new sub-advisor for the Fund and the adoption of a new sub-advisory agreement. At their M eeting, the Board appointed Ten Asset to serve as sub-advisor to the Fund , effective January 1, 2007.    The New Agreement, dated January 1, 2007 , contains substantially identical terms and conditions as the Prior Agreement.  In particular, shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

Under the terms of the New Agreement, Ten Asset will serve as sub-advisor to the Fund, subject to the supervision of the Advisor and the Trust’s Board of Trustees.  Pursuant to the New Agreement, Ten Asset, at its own expense, will furnish necessary investment and management facilities to conduct the investment activities of the Fund , and pay the salaries of its respective personnel ..  In addition, as was substantially the case under the Prior Agreement, under the New Agreement: (a) the Advisor shall indemnify and hold harmless Ten Asset and each of its officers and directors and each person, if any, who controls Ten Asset within the meaning of Section 15 of the Securities Act of 1933, (any and all such persons shall be referred to as “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any matter to which the New Agreement relates, except for liability by reason of misfeasance, bad faith or negligence in the performance of the duties of such Indemnified Party or by reason of disregard of its obligations and duties under the New Agreement; (b) the Advisor shall not be liable with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Advisor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon Ten Asset or such controlling persons; and (c) Ten Asset shall indemnify and hold harmless the Advisor and the Trust and each of their directors and officers and each person, if any, who controls the Advisor and the Trust against any loss, liability, claim, damage or expense arising by reason of any matter to which the New Agreement relates, but only with respect to Ten Asset’s misfeasance, bad faith or negligence in the performance of its duties under the New Agreement.

Investment Advisory Fee Rates

As compensation for its services, the Fund pays the Advis e r a fixed fee and the Fund separately pays Ten Asset a fulcrum fee.   The Advis e r receives a fixed portion of the management fee.  Ten Asset is compensated based on its performance and the sub-advisory agreement is a fulcrum fee arrangement.

Current Management Fee	Adviser’s Portion	Sub-Adviser’s Portion
0.65% – 1.45%	0.65%	0.00% - 0.80%

The above sub-advisory fee is within the limits of the negotiable sub-advisory fee range of 0% - 1.00%, pre-approved by shareholders of the Fund at the August 26, 2005 shareholder meeting. This rate will not increase under the New Agreement.

Investment Advisory Fees Paid

For the Trust’s fiscal year ended October 31, 2006, the Advisor paid $0 in investment advisory fees to LMCG for management of the Fund.

III.

BOARD CONSIDERATION

At the Meeting , the Board of Trustees approved the New Agreement.  In connection with its review, the Board of Trustees considered materials furnished by Ten Asset , including information , but not limited to its personnel, operations and financial condition.

In evaluating Ten Asset and the New Agreement, the Board requested and reviewed, with the assistance of independent legal counsel, materials furnished by Ten Asset. At a meeting held on September 26, 2006, representatives from Ten Asset made a presentation to the Board on Ten Asset and the Fund, and responded to questions of the Trustees at a meeting held on September 26, 2006.  The Board also reviewed and discussed the terms of the New Agreement and compared them to the Prior Agreement.

The Board considered, with its legal counsel: (i) the quality and extent of the services to be provided by Ten Asset; (ii) the depth of organization, expertise, reputation and experience of Ten Asset; (iii) the financial resources of Ten Asset; (iv) the ability of Ten Asset to retain and attract qualified personnel and (v) the performance of assets managed by Ten Asset. In addition, the Board reviewed and discussed the terms and conditions of the New Agreement.  The Board noted that, other than the dates of execution, effectiveness and termination, the terms of the New Agreement are substantially similar , in all material respects, as the terms of the Prior Agreement.  In particular, the Board noted that under the New Agreement shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

Based upon its review of the above factors, the Board of Trustees concluded that the New Agreement is in the best interests of the Fund and its shareholders, and that the fees provided therein are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

IV.

DURATION AND TERMINATION OF NEW AGREEMENT

The New Agreement will have an initial term of two year s , and thereafter will continue in effect for successive annual periods provided such continuance is approved at least annually by (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any Party to t his Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (2) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC).  The New Agreement will terminate automatically in the event of its “assignment ,” as defined under the Investment Advisers Act of 1940.

V.

GENERAL INFORMATION CONCERNING TEN ASSET MANAGEMENT, INC.

Information Concerning Ten Asset

The names, titles and principal occupations of the executive officers and directors of Ten Asset are set forth in the following table:

NAME	TITLE AND PRINCIPAL OCCUPATION
Ann M. Stevens	Chief Financial Officer/Chief Compliance Officer
Dale Stevens	Director/Chairman of the Board of Ten Asset Management, Inc.
Ronald Auer	Director/President
Robert Zimmer	Chief Investment Officer

The business address of each person listed above is 171 Saxony Road, Encinitas, California, 92024.

Other Matters

The Trust will furnish, without charge, a copy of the Trust’s annual report for the fiscal year ended October 31, 2006 to a shareholder upon request.  To obtain the Trust’s annual  report, please contact the Trust by calling 1-888-3DUNHAM (or by writing to Dunham Funds, c/o Gemini Fund Services, LLC, 4020 South 147th Street, Suite 2, Omaha, NE 68137).

The Adviser is located at P.O. Box 910309, San Diego, CA 92191.

The Trust is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held.  Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust within a reasonable time before the Trust’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting.  The cost of the preparation, printing and distribution of this Information Statement is an expense of the Trust.

Dunham Real Estate Stock Fund

4020 South 147th Street, Suite 2

Omaha, NE 68137

February  _, 2007

Dear Shareholders:

The enclosed document is purely for informational purposes.   You are receiving this information statement as a shareholder of record of the Fund on February __, 2007. You are not being asked to vote or take action on any matter.  The document relates to the appointment of a new investment sub- advisor to the Dunham Real Estate Stock Fund (the “Fund”).

As described in the enclosed Information Statement, the Board of Trustees of the Fund has selected Ten Asset Management, Inc. (“Ten Asset”) as the new investment sub- advisor to the Fund and has approved a sub -advisory agreement with Ten  Asset on substantially similar terms as the Fund’s prior sub-advisory agreement.

As always, please feel free to call us at 1-888-3DUNHAM with any questions you may have.

Sincerely,

Brian Nielsen
Secretary